UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017

CNL HEALTHCARE PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-54685	27-2876363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue

Orlando, Florida 32801

(Address of Principal Executive Offices; Zip Code)

Registrant’s telephone number, including area code: (407) 650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

Correspondence with Financial Advisors and Broker Dealers

Filed as Exhibit 99.1 to this Current Report, and incorporated herein by reference, is the text of a correspondence from CNL Healthcare Properties, Inc. (the “Company”) to financial advisors and broker dealers who participated in the Company’s public offerings, notifying them that the Company (i) plans to prepare an estimated net asset value (“NAV”) per share of the Company’s common stock as of December 31, 2016 (the “2016 NAV”), (ii) anticipates announcing the 2016 NAV on or about February 13, 2017, (iii) recently engaged CBRE Capital Advisors, Inc., an independent investment banking firm (“CBRE Cap”), to assist the Company with the preparation of the estimated 2016 NAV, and (iv) will hold a webinar on February 15, 2017, at 1:00 p.m., Eastern Time, to review the estimated 2016 NAV.

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), the information contained in this Item 7.01 disclosure, including Exhibit 99.1 and the information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934. By furnishing the information contained in this Item 7.01 disclosure, including Exhibit 99.1, the Company makes no admission as to the materiality of such information.

Item 8.01	Other Events

Determination of Net Asset Value Per Share as of December 31, 2016

In order to assist Financial Industry Regulatory Authority (“FINRA”) members and their associated persons who participated in the Company’s public offerings in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340, the Company prepares and announces at least annually an estimated NAV per share of its common stock, the method by which such NAV was developed, and the date of the data used to develop the estimated NAV per share.

The Company now intends to establish and announce the estimated 2016 NAV, on or about February 13, 2017. To assist the board of directors of the Company (the “Board”) and the Company’s valuation committee, which is comprised solely of the Company’s independent directors (the “Valuation Committee”), with establishing an estimated NAV per share of the Company’s common stock as of December 31, 2016 (the “Valuation Date”), the Company engaged CBRE Capital Advisors, Inc., an independent investment banking firm (“CBRE Cap”), to provide a valuation analysis of the Company. Proposals from other independent valuation firms were solicited by the Company. The engagement of CBRE Cap was based on a number of factors including, CBRE Cap’s experience in the valuation of assets similar to those owned by the Company. Upon the receipt of a valuation analysis of the Company from CBRE Cap, which will contain, among other information, a range of per share values for the Company’s common stock as of the Valuation Date (a “Valuation Report”), the Valuation Committee will consider the reasonableness of the range of per share values and make a recommendation to the Board, and the Board will approve and adopt an estimated 2016 NAV.

The Company will establish the 2016 NAV in accordance with the Company’s valuation policy and certain recommendations and methodologies of the Investment Program Association, a trade association for non-listed direct investment vehicles (“IPA”), as set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Listed REITs” (“IPA Practice Guideline 2013-01”). In developing its valuation analysis of the Company, CBRE Cap will also consider IPA Practice Guideline 2013-01.

After the Board estimates the 2016 NAV, shares accepted for redemption under the Company’s Amended and Restated Stock Redemption Plan (the “Redemption Plan”) will be redeemed at a price equal to either (i) the estimated 2016 NAV per share, or (ii) the purchase price paid by the stockholder, whichever is lower, as provided in the Redemption Plan. The purchase price of shares under the Company’s Amended and Restated Distribution Reinvestment Plan (the “Distribution Reinvestment Plan”) is currently $9.75 per share, however, the Board can change the purchase price from time to time. The establishment of the 2016 NAV may influence the price of shares in the Distribution Reinvestment Plan.

CBRE Group, Inc. (“CBRE”) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California and one of the world’s largest commercial real estate services and investment firms (in terms of 2016 revenue). CBRE Cap, a FINRA registered broker-dealer and a subsidiary of CBRE, is an investment banking firm that specializes in providing real estate financial services. CBRE Cap and affiliates possess substantial experience in the valuation of assets similar to those owned by the Company and regularly undertake the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions. For the preparation of the Valuation Report, the Company will pay CBRE Cap a customary fee for services of this nature, no part of which was contingent relating to the provision of services or specific findings.

During the past four years the Company and affiliates of the Company have engaged CBRE Cap and other affiliates of CBRE for various real estate-related services and/or to serve as a third-party valuation advisor. The Company anticipates that CBRE Cap and other affiliates of CBRE will continue to provide similar services to the Company and its affiliates in the future. The Company is not affiliated with CBRE, CBRE Cap or any of their affiliates. While the Company and affiliates of the Company have engaged and may engage in the future CBRE, CBRE Cap or their affiliates for commercial real estate services of various kinds, the Company believes that there are no material conflicts of interest with respect to the Company’s engagement of CBRE Cap. In the ordinary course of its business, CBRE, its affiliates, directors and officers may structure and effect transactions for its own account or for the accounts of its customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Text of correspondence to financial advisors and broker dealers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2017		CNL HEALTHCARE PROPERTIES, INC. a Maryland Corporation

	By:	/s/ Kevin R. Maddron
Kevin R. Maddron
Chief Financial Officer, Treasurer and Chief Operating Officer